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                                                                   Exhibit 10.31

March 22, 2000



DELIVERED VIA FACSIMILE AND FEDERAL EXPRESS
Mr. Richard A. Jalkut
27 Captain Theale Road
Bedford, NY 10506


Dear Dick,

On behalf of Birch Telecom, I am pleased and excited to offer you the position of Non-Executive Chairman of the Board.

The position's term length will be three years if Birch adopts a staggered Board structure, and one year if it does not. If Birch does not adopt a staggered Board structure, all terms will be one-year terms.
Additional details of the offer are as follows:

o An annual retainer fee in the amount of $5,000 and expense reimbursement for Board meetings.

o An initial grant of 30,000 stock options to be made at the exercise price of $7.50 per share. This grant has a four-year vesting schedule.

o An initial grant of 10,000 stock options to occur at the time of an Initial Public Offering (exercise at IPO strike price).

o Yearly grants of 5,000 stock options made each year at the time of the annual meeting.

o You have agreed to purchase $200,000 in common shares at $7.50 per share. You agree to execute customary lock-up agreements with underwriters in connection with any public offering, and we will grant you registration and other rights commensurate with the rights of other purchasers of our capital stock.

o        Directors and officers insurance in the amount of $25,000,000.

o You represent to us that you are an "accredited investor" as defined in Regulation D of the Securities Act of 1933 and that you are acquiring these shares for investment and without a view to making a distribution.

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The Board meetings are held on a quarterly basis (typically once in New York, once in California and twice in Missouri). The remaining board meetings for 2000 are tentatively scheduled for April 26, August 16 and October 25. The upcoming April 26 Board meeting will be held in New York.

Please indicate your acceptance of this offer by signing both copies in the space provided. Retain one copy for your records and return the other in the enclosed envelope for our files. Welcome to Birch, we're very happy to have you aboard.

Sincerely,


David E. Scott
President and Chief Executive Officer


Offer accepted by:


/s/ Richard A. Jalkut
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Richard A. Jalkut                                             Date